Exhibit 99.1
MARKETAXESS REPORTS THIRD QUARTER 2009 DILUTED EPS OF $0.12,
RECORD REVENUES OF $30.0 MILLION
Company Announces First Regular Quarterly Dividend of $0.07 per Share
Third Quarter Financial Highlights*
•	Revenues of $30.0 million, up 32.3%

•	Variable transaction fees of $14.6 million, up 136.3%

•	Total expenses of $21.5 million, up 4.3%

•	Record pre-tax income of $8.5 million, up 307.2%

•	Pre-tax margin of 28.5%, up from 9.3%

•	Net income of $4.6 million, up 205.5%

*	All comparisons versus third quarter 2008.
NEW YORK, October 28, 2009 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the third quarter ended September 30, 2009.
“Our efforts to increase investor order flow and broaden the sources of liquidity paid off with record revenues and record pre-tax income during the quarter,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “The improvement in credit market conditions is driving increased demand for electronic trading. Investor orders are up 78% year over year, estimated overall market share is trending higher once again and fee capture continues to improve.”
Third Quarter Results
Total revenues for the third quarter of 2009 increased 32.3% to $30.0 million, compared to $22.7 million for the third quarter of 2008. Pre-tax income was $8.5 million, compared to $2.1 million for the third quarter of 2008, an increase of 307.2%. Pre-tax margin was 28.5%, compared to 9.3% for the third quarter of 2008. Net income totaled $4.6 million, or $0.12 per share on a diluted basis, compared to $1.5 million, or $0.04 per share on a diluted basis, for the third quarter of 2008.
Commission revenue for the third quarter of 2009 totaled $25.3 million on total trading volume of $80.4 billion, compared to $17.2 million in commission revenue on total trading volume of $49.0 billion for the third quarter of 2008. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 6.5%, compared to an estimated 6.4% for the third quarter of 2008 and 4.7% for the second quarter of 2009.

Technology products and services revenue, which includes revenue for technology licenses, support and professional services, totaled $2.6 million for both the third quarter of 2009 and the third quarter of 2008. Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 24.8% to $2.1 million, compared to $2.8 million for the third quarter of 2008, due to a decline in investment income as a result of lower interest rates.
Total expenses for the third quarter of 2009 increased 4.3% to $21.5 million, compared to $20.6 million for the third quarter of 2008. The increase was primarily due to higher employee compensation and benefits expense of $2.0 million, offset by lower depreciation and amortization expenses of $0.8 million. The Company now expects total expenses for 2009 to be in the range of $83.0 million to $84.5 million. The Company now expects its full year 2009 capital spending to be in the range of $7.5 million to $8.5 million.
The effective tax rate for the third quarter of 2009 was 45.7%, compared to 27.6% for the third quarter of 2008 and 38.5% for full year 2008. The 2008 effective tax rate reflected the effect of a higher portion of earnings generated in lower tax jurisdictions and the level of foreign and domestic taxation on such overseas earnings. The 2009 third quarter effective tax rate reflects the impact on our deferred tax asset of newly enacted apportionment rules in New York City. The new rules will reduce the Company’s overall tax rate in the future. The Company anticipates that the effective tax rate for the fourth quarter of 2009 will be between 42% and 44%.
Employee headcount as of September 30, 2009 was 210, compared to 185 as of September 30, 2008.
Dividend
The Company’s board of directors has approved a regular quarterly dividend to be paid to the holders of the outstanding shares of capital stock. A cash dividend of $0.07 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock and Series B preferred stock will be paid on November 25, 2009 to stockholders of record as of the close of business on November 11, 2009.
“The Board has elected to pay our first regular cash dividend because we have consistently generated strong cash flow, well in excess of our anticipated capital spending needs,” said James N.B. Rucker, chief financial officer of MarketAxess. “Our priority is to continue investing in the business to support long term growth while maintaining our strong financial profile.”
Balance Sheet Data
As of September 30, 2009, total assets were $267.5 million and included $162.3 million in cash, cash equivalents and securities, and a deferred tax asset of $29.0 million. Total stockholders’ equity, including the Series B preferred stock, as of September 30, 2009 was $242.1 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-543-6405 (U.S.) or 617-213-8897 (international). The passcode for all callers is 98764520. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 24589980. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.

About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our approximately 700 active institutional investor clients can access the liquidity provided by our 67 broker-dealer clients. Our multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. We offer our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform. We execute certain bond transactions between and among institutional investor and broker-dealer clients on a riskless principal basis by serving as counterparty to both the buyer and the seller in matching back-to-back trades, which are then settled through a third-party clearing organization. We also provide data and analytical tools that help our clients make trading decisions, we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
James Rucker	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6383	+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	($ in thousands, except per share data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$16,306	$10,777	$43,629	$35,733
Eurobond	5,497	4,427	14,351	14,136
Other	3,486	2,015	9,585	6,783

Total commissions	25,289	17,219	67,565	56,652
Technology products and services	2,601	2,646	6,720	6,089
Information and user access fees	1,519	1,562	4,678	4,485
Investment income	314	963	880	2,715
Other	286	291	637	1,316

Total revenues	30,009	22,681	80,480	71,257

Expenses
Employee compensation and benefits	13,127	11,173	36,486	33,767
Depreciation and amortization	1,654	2,494	5,124	6,090
Technology and communications	2,029	2,007	6,391	6,160
Professional and consulting fees	1,645	1,822	5,137	6,496
Occupancy	706	660	2,075	2,166
Marketing and advertising	651	708	2,004	2,077
General and administrative	1,654	1,719	4,253	4,679

Total expenses	21,466	20,583	61,470	61,435

Income before taxes	8,543	2,098	19,010	9,822
Provision for income taxes	3,903	579	8,344	3,859

Net income	$4,640	$1,519	$10,666	$5,963

Per Share Data:
Earnings per share:
Basic	$0.13	$0.04	$0.29	$0.17
Diluted	$0.12	$0.04	$0.28	$0.17

Weighted-average common shares:
Basic	33,287	32,952	33,242	32,766
Diluted	38,197	37,438	37,856	35,188

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	September 30, 2009	December 31, 2008
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$106,133	$107,323
Securities available-for-sale	56,194	35,227
Deferred tax assets, net	28,988	35,666
All other assets	76,185	68,212

Total assets	$267,500	$246,428

Liabilities and Stockholders’ Equity

Total liabilities	$25,374	$21,620
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	211,811	194,493

Total liabilities and stockholders’ equity	$267,500	$246,428

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	($ in millions)
	(unaudited)
U.S. high-grade — multi dealer [1]
fixed-rate	$45,432	$24,419	$117,766	$95,418
floating-rate	1,587	1,766	4,002	7,312
U.S. high-grade — single dealer[2]	—	1,363	—	6,269
Eurobond	16,580	8,576	38,841	28,447
Other[1]	16,795	12,892	46,677	45,846

Total	$80,394	$49,016	$207,286	$183,292

	Average Daily Volume
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	($ in millions)
	(unaudited)
U.S. high-grade[1]	$735	$430	$648	$577
Eurobond	255	132	206	150
Other[1]	262	201	248	243

Total	$1,252	$763	$1,102	$970

Number of U.S. Trading Days [3]	64	64	188	189
Number of U.K. Trading Days [4]	65	65	189	190

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	Effective September 1, 2008, the Company no longer separately reports U.S. High-Grade single-dealer inquiries.

3	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

4	The number of U.K. trading days is based on the U.K. Bank holiday schedule.